TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

Jiuye Greentech Holdings Ltd
就业绿色科技控股有限公司
BVI COMPANY NUMBER: 1476679

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 17th day of April, 2008.

for **REGISTRAR OF CORPORATE AFFAIRS**
17th day of April, 2008